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                                                                    Exhibit 12.1

             Statement Setting Forth Computation of Consolidated
                      Ratio of Earnings to Fixed Charges

                          Universal Foods Corporation
                            (Dollars in thousands)

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
                                                                                                           Nine months ended
                                                                Year ended September 30,                         June 30,
                                                   ---------------------------------------------------     -----------------
                                                     1997      1996       1995       1994       1993        1998      1997
                                                   --------   -------   --------   --------   --------     -------   -------
Earnings:
  Earnings before income taxes                     $ 90,436   $68,640   $114,603   $ 81,133   $ 90,557     $78,484   $70,078

  Interest expense                                   16,798    15,266     15,107     15,888     15,172      16,069    12,433

  Interest portion of fixed rent expense              2,038     2,073      1,761      5,493      5,221       1,487     1,541
                                                   --------   -------   --------   --------   --------     -------   -------
    Total earnings                                 $109,272   $85,979   $131,471   $102,514   $110,950     $96,040   $84,052

Fixed Charges

  Interest expense                                 $ 16,798   $15,266   $ 15,107   $ 15,888   $ 15,172     $16,069   $12,433

  Capitalized interest expense                        1,100       800        802        595        395         635       595

  Amortization of capitalized interest                 (559)     (483)      (426)      (573)      (551)       (432)     (360)

  Interest portion of fixed expense                   2,038     2,073      1,761      5,493      5,221       1,487     1,541
                                                   --------   -------   --------   --------   --------     -------   -------
    Total fixed charges                            $ 19,377   $17,656   $ 17,244   $ 21,403   $ 20,237     $17,759   $14,209

Ratio of earnings to fixed charges                      5.6       4.9        7.6        4.8        5.5         5.4       5.9
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